Exhibit 14.1
MATTHEWS INTERNATIONAL CORPORATION

CODE OF ETHICS APPLICABLE TO EXECUTIVE MANAGEMENT

In my role as          (title)____   of Matthews International Corporation (“Company”), I certify that I adhere to and advocate the following principles and responsibilities governing my professional conduct:

1.	I respect and abide by the Matthews International Corporation Code of Business Conduct and Ethics, adopted by the Board of Directors April 20, 2004.

2.	Without limiting the foregoing,

(a)	I act with honesty and integrity at all times, avoiding actual, apparent and potential conflicts of interest between my personal interests and the interests of the Company;

(b)	In the performance of my duties as __(title)___ _, I comply with applicable federal, state, foreign, provincial and local laws, regulations and rules, as well as the rules and regulations of appropriate private and public regulatory agencies; and

(c)	I respect the confidentiality of information acquired in the course of my work, disclosing the same only as authorized or legally obligated.

3.	I recognize that as ___(title) , I have a leadership position with the Company and, with that in mind, I proactively promote ethical behavior in my work environment and expect ethical behavior from my staff.

4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting important facts, omitting important facts or allowing my independent judgment to be subordinated.

5.	I take all reasonable action to ensure that the information contained in documents, which have been subject to my review, filed or submitted by the Company with the Securities and Exchange Commission, or otherwise publicly disclosed, is accurate, complete, fair, objective, relevant, timely and understandable.

6.	I use the assets and resources of the Company responsibly in the performance of my responsibilities.

7.	I will notify the Nominating and Corporate Governance Committee of the Board of Directors promptly in the event I become aware of any actual, apparent, alleged or potential violation of this Code of Ethics Applicable to Executive Management or the Matthews International Corporation Code of Business Conduct and Ethics, adopted by the Board of Directors April 20, 2004 (whether by me or any other executive obligated under this Code), including, without limitation, any actual, apparent, alleged or potential conflict of interest.

8.	I understand that the Nominating and Corporate Governance Committee has a duty to fully investigate and report to the Board of Directors any actual, apparent, potential or alleged violations of this Code of Ethics Applicable to Executive Management or the Matthews International Corporation Code of Business Conduct and Ethics, adopted by the Board of Directors April 20, 2004, including any actual, potential, apparent, or alleged conflict of interest. I will not, directly or indirectly, obstruct, delay or otherwise hinder any such investigation or reporting or retaliate against those investigating or those providing information, data and records to support such investigation. Without limiting the foregoing, I understand that the Nominating and Corporate Governance Committee must pre-approve all related party transactions. I will fully and fairly facilitate all inquiries of the Nominating and Corporate Governance Committee in performing its duties in this regard, and I will respect all determinations of the Nominating and Corporate Governance Committee including determinations not to pursue transactions and determinations mandating that I recuse myself from transactions.

9.	I understand that waivers of this Code of Conduct Applicable to Executive Management and the Matthews International Corporation Code of Business Conduct and Ethics, adopted by the Board of Directors April 20, 2004, must be obtained in advance, may be granted only by the Board of Directors and may be subject to prompt disclosure by the Company on a Form 8-K filed with the Securities and Exchange Commission.

10.	I understand that any violation of this Code of Ethics Applicable to Executive Management or the Matthews International Corporation Code of Business Conduct and Ethics, adopted by the Board of Directors April 20, 2004, whether or not material, will have repercussions, which may include termination of my job, for cause, or a change in my job responsibilities and compensation.

Signature

Print Name and Title

Date

cc:	Chief Executive Officer
Chief Financial Officer
Nominating and Corporate Governance Committee
1